Exhibit 10.5

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) made as of this 29th day of March, 2012 (the “Effective Date”), by and among Brenda Galgano (the “Executive”), Vitamin Shoppe, Inc., a Delaware corporation, (“Parent”) and Vitamin Shoppe Industries Inc., a New York corporation (the “Company”).

WITNESSETH:

WHEREAS, the parties desire to set forth the terms and provisions of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

27. Position and Responsibilities. The Executive shall, effective March 31, 2012 (the “Effective Date”), continue to serve as Chief Financial Officer of each of Parent and the Company and, in such capacity, shall be responsible for the general financial, affairs and management of Parent and the Company, shall perform such duties as are customarily performed by an officer with similar responsibilities of a company of a similar size, together with such other responsibilities that may be assigned to her by the Chief Executive Officer and the Board of Directors of Parent or the Company, and shall have such power and authority as shall reasonably be required to enable her to perform her duties hereunder; provided, however, that in exercising such power and authority and performing such duties, she shall at all times be subject to the authority of the Chief Executive Officer and the Board of Directors of Parent and the Company. The Executive agrees to devote substantially all of her business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of Parent’s and the Company’s business. Notwithstanding the foregoing, upon the approval of the Compensation Committee of Parent, the Executive may serve as a director of a publicly traded company that is not a Competitive Business (hereinafter defined), provided that such service does not interfere with the Executive’s obligations hereunder.

28. Compensation; Salary, Bonus and Other Benefits. During the term of this Agreement, the Company shall pay the Executive the following compensation, including the following annual salary, bonus and other fringe benefits, subject to all applicable federal and state withholding, payroll and other taxes.

(a) Salary. In consideration of the services to be rendered by the Executive to the Company, the Company shall, effective March 31, 2012, pay to the Executive a base salary of $459,000 per annum (such salary as it may be increased from time to time being hereinafter referred to as the “Base Salary”). Except as may otherwise be agreed, the Base Salary shall be payable in conformity with the Company’s customary practices for executive compensation as such practices shall be established or modified from time to time but shall be payable not less frequently than monthly. The Executive shall receive such increases in her Base Salary as the Board of Directors of the Company may from time to time approve in its sole discretion;

provided, however, that the Executive’s Base Salary will be reviewed not less often than annually, with the first performance and financial review to occur by March 31, 2013. The Executive’s Base Salary may not be decreased without her written consent.

(b) Bonus and Equity Compensation. For each calendar year during the term of this Agreement, the Executive shall be eligible for a cash bonus award (the “Annual Cash Bonus”) with a target amount of fifty percent (50%) of her then current Base Salary pursuant to the Company’s then current Management Incentive Program (“MIP”). As currently constituted the MIP is based upon (i) the Company’s satisfaction of operating objectives specified by the Company’s Board of Directors each year in its sole discretion, and (ii) individual members of management’s satisfaction of certain individual operating objectives based upon their area of responsibility as specified by the Company’s Board of Directors and Chief Executive Officer in their sole discretion. The Executive acknowledges that the Company reserves the right to change the structure of the MIP from time to time, provided that any change will not affect the Executive’s ability to receive an Annual Cash Bonus of up to a target amount of fifty percent (50%) of the Executive’s Base Salary. The Executive shall be paid her Annual Cash Bonus on or before March 1st of the calendar year following the year to which such bonus relates, but in all events on or before March 15th of such year. The parties acknowledge that the determination of the Annual Cash Bonus for the year in which the Executive’s employment terminates (and possibly for the prior year) shall not be known on the date the Executive’s employment terminates, and, if any, shall be paid by the Company to the Executive not more than thirty (30) days after the determination thereof, but in all events on or before March 15th of the calendar year following the calendar year of termination. The Executive acknowledges and agrees that as required under law or Company policy, bonus and equity incentive compensation to the extent received based on erroneous information, would be subject to recoupment for a three year period in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the federal securities laws.

(c) Benefits. The Executive will be entitled to participate, in accordance with the provisions thereof, in any health, disability and life insurance and other employee benefit plans and programs made available by the Company to executives in positions comparable to the Executive’s position.

(d) Reimbursement of Expenses. The Company shall reimburse the Executive for any and all out-of-pocket expenses reasonably incurred by the Executive during the term of her employment in connection with her duties and responsibilities as Chief Financial Officer of the Company, provided that the Executive complies with the policies, practices and procedures of the Company regarding expense reimbursement, including submission of expense reports, receipts or similar documentation of such expenses. All reimbursements under this Section 2(D) shall be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred.

(e) Vacation. The Executive shall be entitled to vacation time in accordance with the plans, practices, policies, and programs applicable to the Company’s management employees generally, but in no event less than four (4) weeks per year.

(F) Forfeiture and Repayment. The Executive agrees and acknowledges that amounts and awards payable pursuant to this Agreement or any bonus or incentive plan are subject to forfeiture and recoupment and may be cancelled without payment and/or a demand for repayment of any amounts or gains realized may be made upon the Executive on the basis of the Parent’s or the Company’s forfeiture and recoupment policies, or on the basis of any of the following circumstances: (i) if during the course of employment the Executive engages in conduct that is (x) materially adverse to the interest of the Parent or the Company, which include failures to comply with the Parent’s and the Company’s written rules or regulations and material violations of any agreement with the Parent or the Company, (y) fraud, or (z) conduct contributing to any financial restatements or irregularities; (ii) if during the course of employment, the Executive competes with, or engages in the solicitation and/or diversion of customers or employees of, the Parent or the Company; (iii) if following termination of employment, the Executive violates any post-termination obligations or duties owed to, or any agreement with, the Parent or the Company, which includes this Agreement and other agreements restricting post-employment conduct; and (iv) if compensation that is promised or paid to the Executive is required to be forfeited and/or repaid to the Parent or the Company pursuant to applicable regulatory requirements as in effect from time to time and/or such forfeiture or repayment affects amounts or benefits payable under this Agreement or other plan or arrangement.

29. Term. The term of Executive’s employment hereunder shall commence on the Effective Date and shall terminate on March 31, 2013 (the “Initial Term”), unless earlier terminated as provided in Section 5 of this Agreement. Following the Initial Term, this Agreement and the Executive’s employment hereunder shall automatically renew for up to two (2) successive one (1) year periods (each a “Renewal Term”), unless either the Company or the Executive shall notify the other in writing not later than sixty (60) days prior to the end of the Initial Term or the then current Renewal Term that such party elects for this Agreement and the Executive’s employment hereunder to terminate at the end of the Initial Term or such Renewal Term, as applicable; provided, however, that each Renewal Term shall be subject to earlier termination as provided in Section 5 of this Agreement.

30. Key Man Life Insurance. The Company may apply for and obtain and maintain a Key Man Life Insurance policy in the name of the Executive in such amount as the Company may determine, the beneficiary of which shall be the Company. The Executive shall submit to physical examinations and answer reasonable questions in connection with the application for and, if obtained, the maintenance of, as may be required, such insurance policy.

31. Termination. The Executive’s term of employment under this Agreement may be earlier terminated as follows:

(a) At the Executive’s Option. The Executive may terminate her employment at any time upon at least ninety (90) days’ advance written notice to the Company. In such event, the Executive shall be entitled to no severance or other termination benefits from and after the termination of her employment, except as provided in Section 5(I) hereof.

(b) At the Election of the Company With Cause. The Company may, unilaterally, terminate the Executive’s employment hereunder “with cause” at any time during the term of this Agreement upon written notice to the Executive. Termination of the Executive’s employment by the Company shall constitute a termination “with cause” under this Section 5(B) only if such termination is for one or more of the following causes: (i) wrongful misappropriation of Company assets of a material value; (ii) alcoholism or drug addiction, any of which materially impairs the ability of the Executive to perform her duties and responsibilities hereunder or is seriously injurious to the business of the Company; (iii) the conviction of a felony; (iv) intentionally causing the Company to violate a material local, state or federal law in any material respect; (v) gross negligence or willful misconduct in the conduct or management of the Company; (vi) willful refusal to comply with any significant policy, directive or decision of the Chief Executive Officer or the Board in furtherance of a lawful business purpose or willful refusal to perform the duties lawfully assigned to the Executive by the Chief Executive Officer and/or the Board consistent with the Executive’s functions, duties and responsibilities set forth in Section 1 hereof, in each case, in any material respect, and only if not remedied within ten (10) days after receipt of written notice from the Company; or (vii) breach by the Executive of this Agreement, in any material respect, not remedied within ten (10) days after receipt of written notice from the Company (including any termination by the Executive without notice as required in Section 5(A)). In the event of a termination “with cause” pursuant to the provisions of clauses (i) through (vii) above, inclusive, the Executive shall be entitled to no severance or other termination benefits, except as provided in Section 5(I) hereof.

(c) At the Election of the Company for Reasons Other than With Cause. The Company may, unilaterally, terminate the Executive’s employment hereunder at any time during the term of this Agreement without cause upon five (5) business days prior written notice to the Executive of the Company’s election to terminate. Upon a termination under this Section 5(C), the Company shall provide the applicable Severance Pay as defined and specified in the Parent’s Executive Severance Pay Policy (the “Policy”), as may be amended from time to time, payable upon a termination of the Executive’s employment by the Company other than for “cause,” as defined in the Policy.

(d) At the Election of the Executive for Certain Reasons. The Executive may terminate her employment upon written notice to the Company if, upon the occurrence of a Change in Control, as defined in the Policy, or within two years after a Change in Control, the Executive experiences an Adverse Change in Status, as defined in the Policy, without her written consent, which is not remedied within 30 days after which the Executive gives written notice to the Board of Directors of the same. In order to exercise her right to terminate her employment under this Section 5(D), the Executive must provide written notice to the Board of Directors within ninety (90) days of such change. If the Executive exercises her right to terminate her employment under this Section 5(D), the Company shall provide the applicable Severance Pay as defined and specified in the Policy, as may be amended from time to time, payable upon a termination by the Executive due to an Adverse Change in Status.

(e) Disability of the Executive. In the event of the disability of the Executive, the Company may, unilaterally, terminate the Executive’s employment hereunder at any time upon written notice to the Executive. In the event the Executive’s employment is terminated pursuant to this Section 5(E), the Executive shall be entitled to no severance or other termination benefits from and after the termination of her employment except as provided in Section 5(I) hereof. For purposes of this Agreement, “disability” shall mean the inability, by reason of bodily injury or physical or mental disease, or any combination thereof, of the Executive to perform her customary or other comparable duties with the Company for ninety (90) consecutive days. In the event the parties are unable to agree as to whether the Executive is suffering a disability, the Executive and the Company shall each select a physician and the two physicians so chosen shall make the determination or, if they are unable to agree, they shall select a third physician, and the determination as to whether the Executive is suffering a disability shall be based upon the determination of a majority of the three physicians. Any other rights and benefits the Executive may have under employee benefit plans and programs of the Company generally in the event of the Executive’s disability shall be determined in accordance with the terms of such plans and programs.

Notwithstanding the foregoing, in the event that the Executive’s employment is terminated pursuant to this Section 5(E), the Executive shall be entitled to receive (i) the full amount of any unpaid Annual Cash Bonus for any calendar year prior to the year in which the Executive’s employment is terminated, and (ii) if the Executive’s employment is terminated after one-half (1/2) or more of a calendar year has transpired, pay to the Executive a portion of the Annual Cash Bonus for such calendar year in an amount, if any, provided for in Section 5(K).

(f) Executive’s Death. The Executive’s employment shall be terminated upon the death of the Executive. Any rights and benefits that the Executive’s estate or any other person may have under employee benefit plans and programs of the Company generally in the event of the Executive’s death shall be determined in accordance with the terms of such plans and programs. In the event the Executive’s employment is terminated pursuant to this Section 5(F), the Executive shall be entitled to no severance or other termination benefits from and after the termination of her employment except as provide in Section 5(I) hereof.

Notwithstanding the foregoing, in the event that the Executive’s employment is terminated pursuant to this Section 5(F), the Executive (or her estate) shall be entitled to receive (i) the full amount of any unpaid Annual Cash Bonus for any calendar year prior to the year in which the Executive’s employment is terminated, and (ii) if the Executive’s employment is terminated after one-half (1/2) or more of a calendar year has transpired, a portion of the Executive’s Annual Cash Bonus for such calendar year in an amount, if any, provided for in Section 5(K).

(g) Accrued and Unpaid Base Salary. If the Executive’s employment is terminated pursuant to this Section 5, the Executive (or her estate) shall be entitled to receive any and all accrued but unpaid Base Salary earned through the date of termination.

(h) Reimbursement of Expenses. In the event of the Executive’s termination pursuant to this Section 5, the Company shall reimburse the Executive (or her estate) for any and all out-of-pocket expenses reasonably incurred by the Executive consistent with Company policy prior to the date of such termination. All reimbursements under this Section 5(H) shall be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred.

(i) Continuing Benefits. Termination pursuant to this Section 5 shall not modify or affect in any way whatsoever any vested right of the Executive to benefits payable under any retirement or pension plan or under any other employee benefit plan of the Company, and all such benefits shall continue, in accordance with, and subject to, the terms and conditions of such plans, to be payable in full to or on account of the Executive after such termination.

(j) Company’s Obligation. The Company’s obligation to make the severance payments and provide benefits in each case required under Section 5 is conditioned upon the Executive’s compliance with (i) the provisions of the Policy, including without limitation the execution and delivery to the Company of a general release as provided therein and compliance with covenants set forth therein, (ii) continued observance in all material respects of the covenants contained in Sections 6, 7, 8 and 9 of this Agreement, and is subject to recoupment and forfeiture pursuant to the Parent’s and the Company’s recoupment and forfeiture policies, as may be in effect from time to time, and as provided herein.

(k) Partial Year Bonus. If the Executive’s employment is terminated pursuant to either of Section 5(E) or Section 5(F) after more than one-half (1/2) of the calendar year shall have transpired, the Company shall pay to the Executive at the time specified below the Fraction (hereinafter defined) times the portion of the Annual Cash Bonus based upon the Executive’s salary and maximum bonus percentage at that time that is attributable to the performance of the Company as a whole, but not any portion thereof that is attributable to the performance of the Executive and/or a portion of the Company of which the Executive is a part. The numerator of the Fraction shall be the number of months (including any fractional month as a full month) that the Executive was an employee of the Company during such calendar year, minus six (6), and the denominator of the Fraction shall be six (6). As an example, if the Executive’s employment with the Company is terminated in the first week of the tenth (10th) month, the Fraction shall be four-sixths (4/6), determined as follows: (x) ten (10) minus six (6), divided by (y) six (6). Any payment on account of a partial year bonus shall be made at the same time as payment is made to other executives of the Company under the MIP as stated in Section 2(B). If in connection with or following the termination of the Executive’s employment the Company shall amend the MIP and the Executive is entitled to benefits under either of Section 5(E) or Section 5(F) hereof, the amount of the Annual Cash Bonus to be paid thereunder shall equal the amount determined under the MIP as the same existed prior to the amendment thereof.

32. Noncompetition Covenant. The Executive acknowledges and agrees that the business of the Company is conducted primarily in the United States (the “Territory”), and that the Company’s reputation and goodwill are an integral part of its business success throughout the Territory. If the Executive deprives the Company of any of the Company’s goodwill or in any manner utilizes its reputation and goodwill in competition with the Company, the Company will be deprived of the benefits it has bargained for. Accordingly, the Executive agrees that during the term of the Executive’s employment by the Company and for a period of two (2) years thereafter (the “Non-competition Period”), the Executive shall not, without the Company’s prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in the Territory that, directly or indirectly, manufactures, markets, distributes or sells (through wholesale, retail or direct marketing channels including, but not limited to, mail order and internet distribution) (i) vitamins, minerals, nutritional supplements, herbal products, sports nutrition products, bodybuilding formulas or homeopathic remedies or (ii) any other product category sold by the Company or its subsidiaries which represented four percent (4%) or more of the Company’s consolidated gross revenue in the quarter preceding the Executive’s termination

(any such business being a “Competitive Business”). Notwithstanding the foregoing, the Executive may be a passive owner (which shall not prohibit the exercise of any rights as a shareholder) of not more than five percent (5%) of the outstanding stock of any class of any public corporation that engages in a Competitive Business.

33. Nonsolicitation.

(a) For a period commencing on the Effective Date and ending on the second (2nd) anniversary of the termination of the Executive’s employment, the Executive shall not directly or indirectly either for herself or for any other person, business, partnership, association, firm, company or corporation, hire from the Company or its subsidiaries or attempt to hire, divert or take away from the Company or its subsidiaries, any of the business of the Company or its subsidiaries or officers or employees of the Company or its subsidiaries in existence from time to time during her employment with the Company.

(b) For a period commencing on the Effective Date and ending on the second (2nd) anniversary of the termination of the Executive’s employment, the Executive shall not, directly or indirectly, knowingly make any statement or other communication that impugns or attacks the reputation or character of the Company or its subsidiaries or joint venture entities, directors, officers or employees or damages the goodwill of the Company or its subsidiaries or joint venture entities, or knowingly take any action, directly or indirectly, that would interfere with any contractual or customer or supplier relationships of the Company or its subsidiaries or joint venture entities.

34. Nondisclosure Obligation. The Executive shall not at any time, whether during or after the termination of her employment, reveal to any person, association or company marketing plans, strategies, pricing policies, product formulations and other specifications, customer lists and accounts, business finances or financial information of the Company or its subsidiaries or other information that the Company or its subsidiaries considers proprietary or confidential so far as they have come or may come to her knowledge, except as may be required in the ordinary course of performing her duties as an officer of the Company or as may be in the public domain through no fault of her or as may be required by law.

35. Intellectual Property, Inventions and Patents. The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or its subsidiary’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether alone or jointly with others) while employed by the Company whether before or after the date of this Agreement (“Work Product”), belong to the Company or such subsidiary. The Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Executive’s employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

36. Remedies Upon Breach. The Executive agrees that any breach of Sections 6, 7, 8 and 9 of this Agreement by her could cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder, without the necessity of posting a bond, plus, if the Company finally prevails with respect to any dispute between the Company and the Executive as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of any payment pursuant to) this Agreement, the recovery of any and all costs and expenses incurred by the Company, including reasonable attorneys’ fees in connection with the enforcement of this Agreement.

37. Excise Taxes. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit the Executive would receive from the Company or Parent under this Agreement or otherwise (including, without limitation, any payment, benefit, entitlement or distribution paid or provided by the person or entity effecting the change in control) in connection with a change of control (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive will be entitled to receive either (i) the full amount of the Total Payments (taking into account the full value of the equity awards), or (ii) a portion of the Total Payments having a value equal to $1 less than three (3) times the Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income and employment taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Section 11 shall be made in writing by the independent public accountants of the Company (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and the Executive. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. If there is a reduction pursuant to this Section 11 of the Total Payments to be delivered to the Executive, such reduction shall occur in the following order: (i) any cash severance payable by reference to the Executive’s base salary or annual bonus, (ii) any other cash amount payable to the Executive, (iii) any benefit valued as a “parachute payment,” and (iv) acceleration of vesting of any equity award. This Section 11 shall not apply, however, to any payment or benefit if the application of Section 280G(b)(5) of the Code to such payment or benefit results in such payment or benefit not constituting a parachute payment under Section 280G(b)(2). For the avoidance of doubt, in the event additional Total Payments are made to the Executive after the application of the cutback in this Section 11, which additional Total Payments result in the cutback no longer being applicable, the Company shall pay the Executive an additional amount equal to the value of the Total Payments which were originally cutback. The Company shall determine at the end of each calendar year whether any such restoration is necessary based on additional Total Payments (if any) made during such calendar year, and shall pay such restoration within seventy five (75) days of the last day of such calendar year. For purposes of determining the order of reduction of amounts payable under the Policy, the order of reduction specified therein shall govern the reduction of such amounts and, if and to the extent not addressed therein, shall be reduced in accordance with the foregoing.

38. Indemnification. If the Executive becomes a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that she is or was an officer, director, agent or employee of the Company or is or was serving at the request of the Company as an officer, director, agent or employee of another corporation or other entity, she shall be indemnified by the Company to the maximum extent permitted by applicable law and not inconsistent with the provisions of the certificate of incorporation and by-laws of the Company. The right of indemnification herein provided for shall not be deemed exclusive of any other rights to which the Executive may be entitled as a matter of law and any rights of indemnity under any policy of insurance carried by the Company.

39. Indemnification and Reimbursement of Payments on Behalf of the Executive. The Executive shall be solely responsible for all applicable taxes imposed upon her as a result of any payment made to her by the Company or Parent, including any such payments that are subject to withholding taxes. In the event the Company or Parent is required to make any payment of such taxes, the Executive shall indemnify the Company and Parent for any amounts so paid (excluding any interest and penalties related thereto).

40. Acknowledgements. The Executive hereby acknowledges that the enforcement of the provisions of Sections 6 and 7 hereof may potentially interfere with her ability to pursue a proper livelihood. The Executive recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company. The Executive agrees that, due to the proprietary nature of the Company’s business, the restrictions set forth in this Agreement are reasonable as to time and scope and do not unreasonably impair her ability to earn a living. The Executive hereby acknowledges that she has been advised to consult with an attorney before executing this Agreement and that she has done so or, after careful reading and consideration, she has chosen not to do so of her own volition.

41. Consent and Waiver by Third Parties. The Executive hereby represents and wan-ants that her employment with the Company on the terms and conditions set forth herein and her execution and performance of this Agreement do not constitute a breach or violation of any other agreement, obligation or understanding with any third party. The Executive represents that she is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of her obligations hereunder or prevent the full performance of her duties and obligations hereunder.

42. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any conflict of law provisions thereof.

43. Severability. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to the scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed and reformed by the appropriate judicial body by limiting and reducing such provision or provisions, so as to be enforceable to the maximum extent compatible with the applicable law.

44. Waivers and Modifications. This Agreement may be modified, and the rights and remedies of any provisions hereof may be waived, only in accordance with this Section 18. No modification or waiver by the Company shall be effective without the express written consent of the Chief Executive Officer of Parent then in office at the time of such modification or waiver. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. Moreover, in the event that the Company determines reasonably and in good faith that there is any provision of this Agreement that could cause the Executive or the Company to be subject to the provisions of Section 409A of the Code, such provision shall be interpreted and resolved in the manner the Company reasonably and in good faith deems necessary to prevent the application of Section 409A, provided that the Company shall act in a good faith to minimize the amount of any the reduction in any benefits or compensation paid to or received by the Executive (including either the delay or acceleration in the payment thereof) in order to prevent the imposition of Section 409A from applying to such provision.

45. Entire Agreement. This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and supersedes all prior agreements and understandings, both written and oral, between the Company and the Executive, including, without limitation, the offer letter dated February 10, 2011 setting forth the terms of the Executive’s employment, and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

46. Assignment. The Executive acknowledges that the services to be rendered by her are unique and personal. Accordingly, the Executive may not assign any of her rights or delegate any of her duties or obligations under this Agreement. The Company shall have the right to assign this Agreement to its successors and assigns, and the rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

47. Notices. Unless otherwise stated, all notices hereunder shall be (i) delivered by hand, (ii) sent by first-class certified mail, postage prepaid, return receipt requested, or (iii) delivered by overnight commercial courier, to the following address of the party to whom such notice is to be made, or to such other address as such party may designate in the same manner provided herein:

If to the Company or Parent:

Vitamin Shoppe Industries Inc.

2101 91st Street

North Bergen, New Jersey 07047

Attention: Chief Executive Officer

with a copy to:

Vitamin Shoppe Industries Inc.

2101 91st Street

North Bergen, NJ 07047

Attention: General Counsel

If to the Executive: to the Executive’s last known address on the records of the Company

48. Survival of Obligations. The provisions of Sections 6, 7, 8 and 9 shall survive the termination or expiration of this Agreement as a continuing agreement of the Company and Parent and the Executive. The existence of any claim or cause of action by the Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement.

49. Arbitration. Any dispute, controversy, or claim arising out of or in connection with this Agreement or relating to the Executive’s employment by Company that cannot be resolved by the Executive and the Company shall be submitted to and resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall be conducted in Manhattan, New York. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court having competent jurisdiction. THE PARTIES HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY FOR ANY DISPUTES HEREUNDER. Notwithstanding the foregoing, nothing in this Section 23 shall prevent the parties from exercising their right to bring an action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other party hereto to comply with its obligations under Sections 6, 7, 8 and 9 of this Agreement.

50. Use of the Term “Company”. The term Company as used herein shall mean the Company and/or Parent and any subsidiaries of the Company, unless the context shall dictate otherwise, and the obligations of the Company and Parent hereunder shall be joint and several.

51. Code Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment if such payment or benefit constitutes a “deferral of compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such payment or benefit, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service”, such payment or benefit shall not be made or provided until the date which is the earlier of (i) the first day of the seventh month following the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by the Executive of a release of claims, the Executive shall forfeit all rights to such payments and benefits which constitute a “deferral of compensation” under Code Section 409A unless such release is signed and delivered within sixty (60) days following the date of the Executive’s termination of employment. In this regard, the Company agrees to provide the Executive with the form of release required under Section 5(J) no later than five (5) days after the Executive’s termination date. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent that any such cash payment or continuing benefit to be provided is not “nonqualified deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately following the date that the release is executed, delivered and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon the Executive’s termination of employment, and any payments made thereafter shall continue as provided herein.

(ii) then, subject to the delay set forth above in clause (B), if applicable, such payments or benefits shall be made or commence upon the sixtieth (60th) day following the Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Executive’s termination of employment, and any payments made thereafter shall continue as provided herein.

(d) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e) For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VITAMIN SHOPPE INC.

By:	/s/ James M. Sander
Name: James M. Sander
Its: Vice President and General Counsel

VITAMIN SHOPPE INDUSTRIES INC.

By:	/s/ James M. Sander
Name: James M. Sander
Its: Vice President and General Counsel

/s/ Brenda Galgano
Brenda Galgano